Exhibit 4.1

SUBSCRIPTION AGREEMENT

____________, 20__

Stemsation International, Inc.
7777 Glades Road
Suite 203
Boca Raton, FL
Attention: Ray C. Carter, Jr.

Dear Mr. Carter:

By signing this Agreement, I agree to purchase shares of common stock of Stemsation International, Inc. (the "Company") in the offering pursuant to the Offering Circular dated _________, 20__ (the "Offering Circular") on the terms and conditions contained herein.

1.1 Subscription. I, the undersigned investor (the "Investor"), hereby subscribe for and agree to purchase a ___ shares of the common stock (the "Shares") of the Company") at a price of $0.05 per share.

1.2 Subscription Payment. As payment for this subscription, simultaneously with the execution hereof, Investor shall deliver herewith to the Company a check made payable to the order of the Company in the amount of $__________ or transfer the payment to an account designated by you.

1.3 Offering Circular. Investor understands that the Shares are being offered pursuant to the Offering Circular as filed with the Securities and Exchange Commission. By subscribing to the Offering, the Investor acknowledges that Investor has received and reviewed a copy of the Offering Circular and any other information required by Investor to make an investment decision with respect to the Shares.

[*Signature Page Follows*]

IN WITNESS WHEREOF, this Subscription Agreement is executed.

Sincerely yours,

____
Investor signature

Number of Shares Subscribed For: ____

Total Purchase Price: $ ____

Name of Investor: ____

Address of Investor: ____

Investor E-mail Address: ____

Investor's SS# or Tax ID#: ____

ACCEPTED BY: **STEMSATION INTERNATION, INC.**

____
Ray C. Carter, Jr., CEO

Date of Acceptance: _________________, 20___